UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Moore, Jr., John C.
   51 Chestnut Ridge Road
   Montvale, NJ  07645
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Benjamin Moore & Co.

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock/$3.33 1/3 Par |12/15/|U   | |1,618             |D  |$37.82     |-0-                |D     |                           |
Value                      |00    |    | |                  |   |           |                   |      |                           |
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Common Stock/$3.33 1/3 Par |12/15/|U   | |1,039,824         |D  |$37.82     |-0-                |I     |As Co-Trustee of Trust     |
Value                      |00    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonemployee Director S|$27.91  |*    |    | |           |   |12/15|04/17|Common Stock|       |       |3,000       |D  |            |
tock Option (Right to |        |     |    | |           |   |/00  |/08  |/          $|       |       |            |   |            |
Buy)                  |        |     |    | |           |   |     |     |3.33 1/3 Par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | Value      |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonemployee Director S|$26.96  |*    |    | |           |   |12/15|04/16|Common Stock|       |       |3,000       |D  |            |
tock Option (Right to |        |     |    | |           |   |/00  |/09  |/          $|       |       |            |   |            |
Buy)                  |        |     |    | |           |   |     |     |3.33 1/3 Par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | Value      |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Phantom Stock Units   |1 for 1 |**   |    | |           |   |     |**   |Common Stock|       |       |954.410     |D  |            |
                      |        |     |    | |           |   |     |     |/          $|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |3.33 1/3 Par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | Value      |       |       |            |   |            |
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Nonemployee Director S|$30.16  |*    |    | |           |   |12/15|04/28|Common Stock|       |       |3,000       |D  |            |
tock Option (Right to |        |     |    | |           |   |/00  |/10  |/          $|       |       |            |   |            |
Buy)                  |        |     |    | |           |   |     |     |3.33 1/3 Par|       |       |            |   |            |
                      |        |     |    | |           |   |     |     | Value      |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
*Previously reported exempt option grants to reporting person under Rule
16b-3(d).
**The phantom stock units were acquired under the Benjamin Moore & Co. Directors' Deferred Compensation Plan
and will be settled in a lump sum cash payment upon the reporting person's termination of service as a member of the Board in an amount equal to the value of the Common Stock of Benjamin Moore & Co.
SIGNATURE OF REPORTING PERSON
/s/John C. Moore, Jr.
DATE
January 9, 2001